                                                                       Exhibit C


================================================================================



                             SHAREHOLDERS AGREEMENT

                                  by and among

                              FRESH AMERICA CORP.,

                        NORTH TEXAS OPPORTUNITY FUND LP,

                                       and
                                     each of

                      JOHN HANCOCK LIFE INSURANCE COMPANY,
                  JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY,
                          SIGNATURE 1A (CAYMAN), LTD.,
                               SIGNATURE 3 LIMITED

                                       and

                    INVESTORS PARTNER LIFE INSURANCE COMPANY



                                 August 14, 2001


================================================================================

                                TABLE OF CONTENTS

Article I     Definitions ..............................................     1


Article II    Holders' Preemptive Rights ...............................    10

        2.01  Preemptive Right .........................................    10

        2.02  Notice to Holders ........................................    10

        2.03  Allocation of Unsubscribed New Securities ................    11

        2.04  Permitted Acquisitions ...................................    11


Article III   Right of First Offer; Co-Sale Rights ....................     11

        3.01  Right of First Offer ....................................     11

        3.02  Rights of Co-Sale .......................................     13

        3.03  Method of Electing Sale; Allocation of Sales ............     13

        3.04  Sales to Related Parties ................................     14


Article IV    Pull-Along Rights .......................................     14

Article V     Directors ...............................................     15

        5.01  Voting Agreement ........................................     15

        5.02  Board Observation and Membership ........................     15

        5.03  Board of Directors ......................................     16


Article VI    Personal Gain on Sale Transaction; Unlocking Proposal ...     17

        6.01  Personal Gain on Sale Transaction .......................     17

        6.02  Unlocking Proposal ......................................     18


Article VII   Representations and Warranties ..........................     18

        7.01  Representations and Warranties of the Company ...........     18

        7.02  Representations and Warranties of the Purchasers ........     18


Article VIII  Covenants ...............................................     18


Article IX    Miscellaneous ...........................................     19

        9.01  Indemnification .........................................     19

        9.02  Equitable Relief ........................................     19

        9.03  Integration and Amendments ..............................     19

        9.04  Headings ................................................     20


        9.05    Severability ...........................................    20

        9.06    Notices ................................................    20

        9.07    Successors .............................................    22

        9.08    Remedies ...............................................    22

        9.09    Survival ...............................................    22

        9.10    Fees ...................................................    22

        9.11    Counterparts ...........................................    22

        9.12    Other Business .........................................    22

        9.13    Choice of Law ..........................................    22

        9.14    Nominees for Beneficial Owners .........................    23

        9.15    Fiduciary Duties .......................................    23

        9.16    Duties Among Holders ...................................    23

        9.17    Confidentiality .............................. .........    23

                                                                       EXHIBIT C

                             SHAREHOLDERS AGREEMENT

         This Shareholders Agreement (as from time to time amended, modified and restated in accordance with the terms hereof, this "Agreement") is made as of
                                                    ---------
August 14, 2001, to be effective for all purposes as of the Closing Date (as hereinafter defined), by and among FRESH AMERICA CORP., a Texas corporation (the "Company"), NORTH TEXAS OPPORTUNITY FUND LP, a Texas limited partnership
 -------
("NTOF"), and each of JOHN HANCOCK LIFE INSURANCE COMPANY ("JH Life"), JOHN
  ----                                                      -------
HANCOCK VARIABLE LIFE INSURANCE COMPANY ("JH Variable"), SIGNATURE 1A (CAYMAN),
                                          -----------
LTD. ("Cayman"), SIGNATURE 3 LIMITED ("Signature 3") and INVESTORS PARTNER LIFE
       ------                          -----------
INSURANCE COMPANY ("Investors"). JH Life, JH Variable, Cayman, Signature 3 and
                    ---------
Investors are at times herein referred to individually as a "Hancock Entity" and
                                                             --------------
collectively as the "Hancock Entities", and NTOF and the Hancock Entities are at
                     ----------------
times herein referred to individually as a "Purchaser" and collectively as the
                                            ---------
"Purchasers".
 ----------

                              W I T N E S S E T H:

         WHEREAS, the Company and the Purchasers have entered into a Securities Exchange and Purchase Agreement (as amended, modified or restated from time to time, the "Purchase Agreement") dated of even date herewith and pursuant to
           ------------------
which the Company has issued (i) to NTOF fifty thousand (50,000) shares of Preferred Stock (as hereinafter defined) and one or more Warrants (as hereinafter defined) to purchase, subject to adjustment as provided in the Purchase Agreement, an aggregate of 84,100,980 shares of Common Stock (as hereinafter defined) and (ii) to the Hancock Entities an aggregate of twenty-seven thousand (27,000) shares of Preferred Stock and Warrants to purchase, subject to adjustment as provided in the Purchase Agreement, an aggregate of 45,414,529 shares of Common Stock; and

         WHEREAS, the Purchasers are willing to enter into and to consummate the transactions contemplated by the Purchase Agreement only if, among other things, the Company and the Purchasers enter into, and agree to perform under, this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and the mutual representations, warranties and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers, intending to be legally bound, hereby agree as follows:

                                    Article I
                                   Definitions

         As used in this Agreement, the following terms have the meanings indicated:

         Acceptable Pull-Along Sale Terms. With respect to any Pull-Along Sale,
         --------------------------------
         means the following terms:

                           (a) the transaction giving rise to such Pull-Along Sale shall continue to meet the provisions of sales pursuant to
                Article III;

                           (b) the sale by the Hancock Entities shall be at the
                  same price, on the same terms and conditions (subject to paragraph (e) below) and for the same type of consideration (subject to paragraph (c) below) as is to be received in the proposed sale by the Initiating Shareholders;

                           (c) at least ninety percent (90%) of the
                  consideration to be paid to the Hancock Entities in connection with such sale consists solely of cash or Freely Tradeable Securities;

                           (d) if any consideration consists of Freely Tradeable
                  Securities, then each Hancock Entity shall have received, at such holder's option, an opinion, addressed to such Hancock Entity or stating that the Hancock Entities are entitled to rely thereon, of a firm of nationally recognized securities counsel reasonably acceptable to the Hancock Entities to the effect that each Hancock Entity may immediately resell any and all such Freely Tradeable Securities pursuant to a valid exemption under the Securities Act; and

                           (e) (i) any agreement to be entered into by the
                  Hancock Entities in connection with such sale shall contain only those provisions that are customarily found in agreements of the type typically entered into in transactions of such type, (ii) such agreement shall provide that any liability under such agreement for indemnification or similar obligation thereunder (including indemnifications for breach of representations or warranties, other than representations and warranties by the Hancock Entities with respect to authorization to sell, and title to, the Registrable Securities being sold by the Hancock Entities) shall be on a several basis limited to each Holder's percentage interest on a fully diluted basis of all Registrable Securities included in such transaction and (iii) such agreement shall provide that each Hancock Entity's maximum liability under any such agreement shall in no event exceed the amount equal to the cash proceeds of such sale actually received by such Hancock Entity in connection with such sale.

         Affiliate. With respect to any Person, (a) a Person that, directly or
         ---------
         indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; (b) any Person of which such Person or such Person's spouse is an officer, director, security holder, partner, or, in the case of a trust, the beneficiary or trustee, and (c) any Person that is an officer, director, security holder, partner, or, in the case of a trust, the beneficiary or trustee of such Person. The term "control" as used with
                                                          -------
         respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

         Agreement.  This term is defined in the preamble to this Agreement.
         ---------

         Amended and Restated Articles. This term is defined in Article I of the
         -----------------------------
         Purchase Agreement.

         Appraised Value. The value determined in accordance with the following
         ---------------
         procedures. For a period of thirty (30) days after the date of a Valuation Event (the "Negotiation Period"), each party to this
                               ------------------
         Agreement agrees to negotiate in good faith to reach agreement upon the Appraised Value of the securities or other property at issue, as of the date of the Valuation Event, which Appraised Value will be the fair market value of such securities or property, without premium for control or discount for minority interests, illiquidity or restrictions on transfer. If the parties are unable to agree upon the Appraised Value of such securities or other property by the end of the Negotiation Period, then the Appraised Value of such securities or property will be determined for purposes of this Agreement by a recognized appraisal or investment banking firm mutually agreeable to a majority of the Holders taking part in the transaction the subject of such valuation and the Company (the "Appraiser"). If such Holders and
                                              ---------
         the Company cannot agree on an Appraiser within fifteen (15) days after the end of the Negotiation Period, then the Company, on the one hand, and such Holders, on the other hand, shall each select an Appraiser within twenty-one (21) days after the end of the Negotiation Period and, within twenty-five (25) days after the end of the Negotiation Period, those two Appraisers shall select an independent Appraiser to determine the fair market value of such securities or property, without premium for control or discount for minority interests, illiquidity or restrictions on transfer. Such independent Appraiser shall be directed to determine the fair market value of such securities or property as soon as practicable, but in no event later than thirty (30) days from the date of its selection. The determination by an Appraiser of the fair market value will be conclusive and binding on all parties to this Agreement. The Appraised Value of each share of Common Stock at a time when (a) the Company is not a reporting company under the Exchange Act and (b) the Common Stock is not traded in or on an organized securities market or exchange, will, in all cases, be calculated by determining the Appraised Value of the Company taken as a whole and by dividing that value by the sum of (x) the number of shares of Common Stock then outstanding plus (y) the number of shares of Common Stock Equivalents,
                     ----
         without premium for control or discount for minority interests, illiquidity or restrictions on transfer. The costs of the Appraiser will be borne by the Company. In no event will the Appraised Value of the Common Stock or Other Securities be less than the per share consideration received or receivable with respect to the Common Stock or securities or property of the same class as the Other Securities, as the case may be, in connection with a pending transaction involving a sale, merger, recapitalization, reorganization or consolidation of, or share exchange involving, the Company, a dissolution of the Company, a sale or transfer of all or a majority of its assets or revenue or income generating capacity, or any similar transaction. The prevailing market prices for any security or property will not be dispositive of the Appraised Value thereof.

         Appraiser.  This term is defined in the definition of Appraised Value.
         ---------

         Average Market Value. The average Closing Price for the security in
         --------------------
         question for the thirty (30) trading days immediately preceding the date of determination.

         Board of Directors. The board of directors of the Company. Unless this
         ------------------
         Agreement expressly states otherwise, the term "Board of Directors"
                                                         ------------------
         includes any and all committees of such Board of Directors.

         Business Day. Each day of the week except Saturdays, Sundays and days
         ------------
         on which banking institutions are authorized by law to close in the State of Texas.

         Buyer.  This term is defined in Section 3.03(a)(ii).
         -----                           -------------------

         Capital Stock. As to any Person, its common stock and any other capital
         -------------
         stock of such Person authorized from time to time, and any other shares, options, interests, participations or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, preferred stock, convertible notes or debentures, stock purchase rights and all agreements, instruments, documents, and securities convertible, exercisable or exchangeable, in whole or in part, into any one or more of the foregoing.

         Cayman.  This term is defined in the preamble to this Agreement.
         ------

         Certificate of Designation.  This term is defined in Article I of the
         --------------------------
         Purchase Agreement.

         Change in Control. The occurrence of either of the following: (a) the
         -----------------
         Holders shall cease to have the ability to elect, directly, a majority of the members of the Board of Directors; or (b) the Holders shall cease to own and to control, directly or indirectly, at least seventy-five percent (75%) of the issued and outstanding shares of Capital Stock of the Company (in either case, other than (i) as a result of a transaction approved by the Holders or (ii) solely as a result of the voluntary sale by a Holder of all or any part of its Capital Stock; provided, however, that upon the consummation of any
                        --------  -------
         such sale, the percentage of Capital Stock of the Company set forth in clause (b) above shall be automatically reduced by the aggregate percentage of Capital Stock of the Company so transferred).

         Closing Date.  This term is defined in Article I of the Purchase
         ------------
         Agreement.

         Closing Price.
         -------------

                  (a) If the primary market for the security in question is a national securities exchange registered under the Exchange Act or other market or quotation system in which last sale transactions are reported on a contemporaneous basis, then the last reported sales price, regular way, of such security for such day, or, if there has not been a sale on such trading day, then the highest closing or last bid quotation therefor on such trading day (excluding, in any case, any price that is not the result of bona fide arm's length transaction); or

                  (b) If the primary market for such security is not an exchange or quotation system in which last sale transactions are contemporaneously reported, then the highest closing or last bona fide bid quotation by disinterested Persons in the over-the-counter market on such trading day as reported by the National Association of Securities Dealers or such other generally accepted source of publicly reported bid quotations as the Holders designate.

         Common Stock.  The common stock, par value $.01 per share, of the
         ------------
         Company.

         Common Stock Equivalent.  Any option, warrant, right or other security
         -----------------------
         exercisable into, exchangeable for, or convertible into Common Stock.

         Company.  Fresh America Corp., a Texas corporation, and its successors
         -------
         or assigns. Unless the context requires otherwise, the term "Company"
                                                                      -------
         includes any Subsidiary of the Company.

         Co-Sell Shares. This term is defined in Section 3.03(c).
         --------------                          ---------------

         Co-Sellers. This term is defined in Section 3.03(c).
         ----------                          ---------------

         Election Notice. This term is defined in Section 3.03(b).
         ---------------                          ---------------

         Excess Compensation. Any cash, securities or other remuneration payable
         -------------------
         during any period subsequent to the closing of a Sale Transaction, including cash, securities or other remuneration related to future performance or payable subsequent to the closing of a Sale Transaction, to (a) any officers, directors or employees of the Company or any Affiliate thereof (other than reasonable compensation paid in the ordinary course of business to such officer, director or employee in his/her capacity as an officer, director or employee of the Company or any Affiliate thereof) or (b) any Person (other than the Purchasers) who owns, directly or indirectly, five percent (5%) or more of the Capital Stock of the Company at the time of the closing of the Sale Transaction. To the extent such cash, securities or other remuneration is payable subsequent to the closing of a Sale Transaction, the amount of Excess Compensation will be an amount equal to the present value of such excess cash, securities or other remuneration, discounted to the time of the closing of the Sale Transaction at the then prevailing prime rate of interest as set forth in the "Money Rates" or similar listing in The Wall Street Journal. To the extent such cash, securities
                    -----------------------
         or other remuneration payable subsequent to the closing of the Sale Transaction is unliquidated or contingent, the amount of such cash, securities or other remuneration, for purposes of computing Excess Compensation, will be equal to the maximum amount that may be payable at such future time. Excess Compensation shall not include that portion of any equity based compensation resulting from an increase in the value of the equity underlying such compensation that occurs after the closing of a Sale Transaction.

         Exchange Act.  The Securities Exchange Act of 1934, as amended, and the
         ------------
         rules and regulations promulgated thereunder.

         Fair Market Value.
         -----------------

                  (a) As to securities regularly traded in the organized
                      securities markets, the Average Market Value; and

                  (b) as to all securities not regularly traded in the securities markets and other property, the fair market value of such securities or property as determined in good faith by the Board of Directors at the time it authorizes the transaction (a "Valuation
                                                                 ---------
         Event") requiring a determination of Fair Market Value under this
         -----
         Agreement; provided, however, that, at the election of the Holders, the
                    --------  -------
         Fair Market Value of such securities and other property will be the Appraised Value.

         Freely Tradeable Securities, Securities:
         ---------------------------------------

                      (a)      which are of a class:

                               (i) of Securities issued or fully guaranteed by
                      the United States of America or any agency thereof and entitled to the full faith and credit of the United States of America, for which price quotations are routinely quoted and for which, in the opinion of the Hancock Entities, there is a ready liquid market; or

                               (ii) both registered pursuant to either section
                      12(b) or section 12(g) of the Exchange Act and either listed on a national securities exchange or on the NASDAQ National Market; and

                      (b) which may be resold immediately in the public markets
                  by each and every holder of Registrable Securities without requirement of further registration under the Securities Act.

         GAAP. Generally accepted accounting principles, applied on a consistent
         ----
         basis, as set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and that are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

         Hancock Director.  This term is defined in Section 5.02.
         ----------------                           ------------

         Hancock Entities.  This term is defined in the preamble to this
         ----------------
         Agreement and includes any successors or assigns of each such Hancock Entity.

         Holders. The Purchasers and all other Persons holding Registrable
         -------
         Securities (other than the Company or any Affiliate of the Company). Unless otherwise provided in this Agreement, in each instance that the Holders are required to request or consent in concert to an action, the Holders will be deemed to have requested or consented to such action if the Holders of a majority-in-interest of the Registrable Securities so request or consent.

         Holder Observer.  This term is defined in Section 5.02.
         ---------------                           ------------

         Holder Representative.  This term is defined in Section 5.02.
         ---------------------                           ------------

         Independent Director.  This term is defined in Section 5.02.
         --------------------                           ------------

         Indemnified Party.  This term is defined in Section 9.01.
         -----------------                           ------------

         Initiating Shareholder.  This term is defined in Article IV.
         ----------------------                           ----------

         Investors.  This term is defined in the preamble to this Agreement.
         ---------

         JH Life. This term is defined in the preamble to this Agreement.
         -------

         JH Variable. This term is defined in the preamble to this Agreement.
         -----------

         Negotiation Period. This term is defined in the definition of Appraised
         ------------------
         Value.

         New Securities. Any Capital Stock of the Company other than (a) the
         --------------
         Shares and Other Securities, (b) Capital Stock issued in a Qualified Public Offering and (c) Permitted Stock.

         Non-Selling Shareholders. Any Holders that are not Initiating
         ------------------------
         Shareholders for the purposes of Article IV.
                                          ----------

         Notice of Acceptance.  This term is defined in Section 3.01(c).
         --------------------                           ---------------

         Notice of Intent.  This term is defined in Section 3.01(a).
         ----------------                           ---------------

         Notice of Sale.  This term is defined in Section 3.03(a).
         --------------                           ---------------

         NTOF. This term is defined in the preamble to this Agreement and shall
         ----
         include any successor or assign of NTOF.

         NTOF Directors.  This term is defined in Section 5.02.
         --------------

         Offer Notice.  This term is defined in Section 3.01(b).
         ------------                           ---------------

         Offer Price.  This term is defined in Section 3.01(b).
         -----------                           ---------------

         Offered Securities.  This term is defined in Section 3.01(a).
         ------------------                           ---------------

         Other Parties.  This term is defined in Section 3.01(a).
         -------------                           ---------------

         Other Securities. Any stock, other securities, property or rights that
         ----------------
         any Holder becomes entitled to receive as a result of owning any of the Shares.

         Permitted Acquisition.  This term is defined in Section 2.04.
         ---------------------                           ------------

         Permitted Stock. This term is defined in Article I of the Purchase
         ---------------
         Agreement.

         Person. This term will be interpreted broadly to include any
         ------
         individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, company, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department of any of the foregoing.

         Preemptive Rights Notice.  This term is defined in Section 2.02.
         ------------------------                           ------------

         Preferred Stock. The Series D Cumulative Redeemable Preferred Stock,
         ---------------
         $1.00 par value per share, issued to the Purchasers pursuant to the terms of the Purchase Agreement.

         Pull-Along Sale.  This term is defined in Article IV.
         ---------------                           ----------

         Pull-Along Sale Date.  This term is defined in Article IV.
         --------------------                           ----------

         Pull-Along Sale Notice.  This term is defined in Article IV.
         ----------------------                           ----------

         Purchase Agreement. This term is defined in the recitals to this
         ------------------
         Agreement.

         Purchaser and Purchasers. These terms are defined in the preamble to
         ---------     ----------
         this Agreement.

         Qualified Public Offering. A firm underwritten public offering of the
         -------------------------
         Company's Common Stock under the Securities Act completed by the Company and resulting in gross cash proceeds (before underwriting discounts and commissions) of at least twenty million dollars ($20,000,000).

         "Register," "registered" and "registration" refer to a registration
          --------    ----------       ------------
         effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         Registrable Securities. This term is defined in Article I of the
         ----------------------
         Purchase Agreement.

         Related Party. With respect to any Holder, any partnership, corporation
         -------------
         or limited liability company all of the interests or equity of which are at all times held by such Holder and that agrees in writing to be bound by the terms of this Agreement.

         Sale Transaction. Any transaction pursuant to which (a) the Company
         ----------------
         would sell or dispose (in one or a series of related sales or dispositions) all or substantially all of its assets (other than inventory in the ordinary course of business), including any sale or disposition of the equity interests or assets of any Subsidiaries of the Company, or (b) the Company, or the holders of the Capital Stock of the Company, would sell, transfer, issue, assign, pledge or otherwise dispose of or convey shares of Capital Stock of the Company, or the Company would engage in any merger, consolidation, combination or similar transaction, in one or a series of related transactions, such that the beneficial owners of the shares of Capital Stock of the Company immediately prior to the transaction or transactions will, immediately after such transaction or transactions, beneficially own less than a majority of the shares of Capital Stock of the Company, if the Company is the surviving or resulting Person in such transaction or transactions, or less than a majority of the outstanding Capital Stock of the surviving or resulting Person, if the Company is not the surviving or resulting Person in such transaction or transactions, or (c) any transaction or series of related transactions that results in any Change in Control.

         Securities Act. The Securities Act of 1933, as amended, and the rules
         --------------
         and regulations promulgated thereunder.

         Selling Shareholder.  This term is defined in Section 3.03.
         -------------------                           ------------

         Shares. (a) The Preferred Stock, (b) any shares of Common Stock or
         ------
         Other Securities issued or issuable to the Holders upon exercise of the Warrants, (c) all securities issued upon the subdivision, combination or reclassification, or in respect of, or in substitution for, such Preferred Stock or such shares of Common Stock or Other Securities and
         (d) any other shares of Capital Stock owned from time to time by a Holder that have not been previously sold to the public.

         Signature 3. This term is defined in the preamble to this Agreement.
         -----------

         Subsidiary. Each Person of which or in which the Company or its
         ----------
         Subsidiaries own directly or indirectly fifty-one percent (51%) or more of (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Person, if it is a corporation or similar person, (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

         TBCA. The Texas Business Corporation Law, as the same may be amended
         ----
         from time to time.

         Third Party.  A Person not a Holder or an Affiliate of a Holder.
         -----------

         Transfer.  This term is defined in Section 3.01(a).
         --------                           ---------------

         Transfer Closing.  This term is defined in Section 3.01(c).
         ----------------                           ---------------

         Transferor.  This term is defined in Section 3.01(a).
         ----------                           ---------------

         Unlocking Proposal. Any bona fide proposal made to the Company by a
         ------------------
         Third Party pursuant to which a Sale Transaction would occur.

         Unlocking Put.  This term is defined in Section 6.02.
         -------------                           ------------

         Valuation Event.  This term is defined in the definition of Fair Market
         ---------------
         Value.


         Warrants.  This term is defined in Article I of the Purchase Agreement.
         --------

                                   Article II
                           Holders' Preemptive Rights

         2.01 Preemptive Right. The Company will not issue or sell any New
              ----------------
Securities without first complying with this Article II; provided, however, that
                                             ----------  --------  -------
all rights granted to Holders pursuant to the provisions of this Article II
                                                                 ----------
shall expire upon the consummation of a Qualified Public Offering. The Company hereby grants to each Holder the preemptive right to purchase, pro rata, all or any part of the New Securities that the Company may, from time to time, propose to sell or to issue. If New Securities are offered or sold as part of a unit with other New Securities, then the preemptive right granted by this Article II
                                                                     ----------
will apply to such units and not to the individual New Securities composing such units. Each Holder's pro rata share for purposes of Article II is the ratio that
                                                    ----------
the total number of Shares of the Company held by such Holder immediately prior to the issuance of the New Securities, bears to the sum of (a) the total number of shares of Common Stock of the Company then outstanding, plus (b) the total
                                                           ----
number of shares of Preferred Stock of the Company then outstanding, plus (c)
                                                                     ----
the total number of shares of Common Stock of the Company issuable upon exercise or conversion of all Common Stock Equivalents then outstanding.

         2.02 Notice to Holders. If the Company proposes to issue or to sell New
              -----------------
Securities, then it will give each Holder written notice of its intention (each, a "Preemptive Rights Notice"), which Preemptive Rights Notice shall describe the
   ------------------------
type of New Securities and the price and terms upon which the Company proposes to issue or to sell the New Securities. Each Holder will have twenty (20) days from the date of receipt of any such Preemptive Rights Notice (or, if applicable, twenty (20) days from the date of receipt of such other information as such Holder may reasonably request to facilitate its investment decision) to agree to purchase up to its respective pro rata share of the New Securities for the price (valued at Fair Market Value for any noncash consideration) and upon the terms specified in the applicable Preemptive Rights Notice by giving written notice to the Company stating the quantity of New Securities agreed to be purchased.

     2.03 Allocation of Unsubscribed New Securities. If any Holder fails to
          -----------------------------------------
exercise such preemptive right within such twenty (20) day period, then the other Holders, if any, will have an additional five (5) day period to purchase such Holder's portion not so agreed to be purchased in the same proportion in which such other Holders were entitled to purchase the New Securities (excluding for such purposes such non-purchasing Holder). Thereafter, the Company will have ninety (90) days to sell the New Securities not elected to be purchased by the Holders at the same price and upon the same terms specified in the applicable Preemptive Rights Notice. If the Company has not sold the New Securities within such ninety (90) day period, then the Company will not issue or sell any New Securities without first offering such securities in the manner provided in this
Article II.
----------

     2.04 Permitted Acquisitions. Notwithstanding any other provision of this
          ----------------------
Agreement to the contrary, the provisions of this Article II shall not apply to
                                                  ----------
any issuance or sale of New Securities by the Company if such New Securities are paid as non-cash consideration for (a) the merger of any Person with and into the Company, (b) the acquisition by the Company of all of the Capital Stock of any Person or (c) the sale of all or substantially all of the assets of any Person to the Company, in each case provided such transaction is approved by the Board of Directors and by all Holders (each such issuance or sale, a "Permitted
                                                                      ---------
Acquisition").
-----------

                                   Article III
                      Right of First Offer; Co-Sale Rights

3.01 Right of First Offer.
     --------------------

     (a) If any Purchaser desires to sell, convey or transfer (a "Transfer"; and
                                                                  --------
any such Purchaser desiring to so sell, convey or transfer being a "Transferor")
                                                                    ----------
any Capital Stock of the Company or any portion thereof to any Person other than an Affiliate of the Transferor, the Transferor shall give written notice (a "Notice of Intent") to the other Purchasers (such entities being the "Other
 ----------------                                                     -----
Parties") (i) stating that the Transferor desires to make such Transfer, and
-------
(ii) setting forth the amount of the Capital Stock of the Company proposed to be transferred (any such Capital Stock proposed to be so transferred being the "Offered Securities").
 ------------------

     (b) Each of the Other Parties may, within fifteen (15) days of receipt of the Notice of Intent, deliver or cause to be delivered a written notice (the "Offer Notice") to the Transferor stating (i) that it offers to purchase the
 ------------
Offered Securities and the cash price that it proposes to pay for such Offered Securities (the "Offer Price"), and (ii) that such offer is irrevocable.
                 -----------

     (c) The irrevocable offer to purchase the Offered Securities contained in any Offer Notice will remain open for a period of fifteen (15) days from delivery to the Transferor of such Offer Notice. Within such fifteen (15) day period, the Transferor may elect to accept such offer (in whole or in part) by delivering to such Other Party written notice of its irrevocable election to accept such offer (the "Notice of Acceptance"). If Transferor accepts such
                        --------------------
offer, (i) such Other Party shall deliver to Transferor, within thirty (30) days of receipt of the Notice of Acceptance, a written notice identifying the source of financing for such purchase by such Other Party, and (ii) the closing of the purchase and sale contemplated by the Notice of Acceptance shall occur on or before the forty-fifth (45th) Business Day following delivery of the Notice of Acceptance or on such date and at such time and place as mutually agreed by such Other Party and Transferor (the "Transfer Closing"). At the Transfer Closing, such Other Party
                 ----------------
will deliver to Transferor the cash purchase price of such Offered Securities, against delivery by Transferor of the Offered Securities being so purchased together with reasonably appropriate transfer documentation and representations related thereto.

     (d) If Transferor does not deliver a Notice of Acceptance to the Company within the fifteen (15) day period specified in Section 3.01(c) above, such
                                                ---------------
Other Party's offer to Transferor will be deemed to have been rejected and Transferor will, subject to Sections 3.02 and 3.03 below, be free to Transfer
                            -------------     ----
(or enter into a written agreement to Transfer) such Offered Securities to the Company or one or more third parties within one-hundred twenty (120) days of the expiration of such fifteen (15) day period on terms acceptable to Transferor.

     (e) If such Other Party fails to deliver an Offer Notice within the fifteen
(15) day period specified in Section 3.01(b) above, then Transferor may (subject
                             ---------------
to Sections 3.02 and 3.03 below), within a period of one hundred twenty (120)
   -------------     ----
days following the expiration of such fifteen (15) day period, Transfer (or enter into a written agreement to Transfer) all Offered Securities to one or more third parties, on terms acceptable to Transferor.

     (f) If Transferor shall not have Transferred or entered into a written agreement to Transfer the Offered Securities to one or more third parties prior to the expiration of the one hundred twenty (120) day period specified in
Section 3.01(d) or (e) above, as applicable, the right of first offer under this
---------------    ---
Section 3.01 shall again apply in connection with any subsequent Transfer by
------------
such Purchaser.

     (g) If Transferor delivers a timely Notice of Acceptance in compliance
Section 3.01(c) above and the applicable Other Party fails to purchase the
---------------
Offered Securities by the close of business on the date set for the Transfer Closing, the right of first offer under this Section 3.01 shall not apply to any
                                             ------------
subsequent Transfer by such Purchaser of Capital Stock of the Company (or any portion thereof that is the subject of such Notice of Acceptance).

     (h) Each Other Party shall keep confidential the terms of any proposed Transfer contained in any Notice of Intent or Offer Notice, except as otherwise required by law or as necessary to finance the purchase of the Offered Securities subject to such proposed Transfer.

     (i) All rights of any Other Party pursuant to this Section 3.01 shall
                                                        ------------
survive the exercise of any Warrant.

     (j) None of the provisions of this Section 3.01 will apply to any sale by a
                                        ------------
Holder of shares of Capital Stock of the Company in a Qualified Public Offering, so long as all Holders have had an opportunity to participate in such offering in accordance with the registration rights granted by the Purchase Agreement.

     3.02 Rights of Co-Sale. If any Holder intends to sell or to transfer,
          -----------------
directly or indirectly, any shares of any class of Capital Stock of the Company held by it to any Person, then each other Holder will have the right to participate in such sale or transfer on the terms set forth in Section 3.03; provided, however, that the provisions of Section 3.03 will not
   ------------  --------  -------                         ------------
apply (i) to any sale by any Holder of shares of Capital Stock of the Company in a Qualified Public Offering, so long as all Holders have had an opportunity to participate in such offering in accordance with the registration rights granted by the Purchase Agreement, or (ii) to any sale or other transfer by any of the Hancock Entities (as Selling Shareholders) occurring after the date that is three (3) years from the date hereof.

     3.03 Method of Electing Sale; Allocation of Sales. No sale or transfer by
          --------------------------------------------
any Holder of any shares of Capital Stock of the Company will be valid unless the transferee of such Capital Stock first agrees in writing to be bound by the same terms and conditions that apply to such Holder under this Agreement. In addition, before any shares of Capital Stock of the Company held, directly or indirectly, by any Holder may be sold or transferred to any Person, such Holder (as such, the "Selling Shareholder") will comply with the following provisions:
               -------------------

          (a) The Selling Shareholder will deliver or cause to be delivered a written notice (the "Notice of Sale") to each other Holder at least ten
                          --------------
     (10) Business Days prior to making any such sale or transfer. The Company agrees to provide the Selling Shareholder with a list of the names and addresses of each such Holder for such purpose. The Notice of Sale will include (i) a statement of the Selling Shareholder's bona fide intention to sell or to transfer, (ii) the name and address of the prospective transferee (the "Buyer"), (iii) the number of shares of Capital Stock of
                      -----
     the Company to be sold or transferred, (iv) the terms and conditions of the contemplated sale or transfer, (v) the purchase price in cash that the Buyer will pay for such shares of Capital Stock, (vi) the expected closing date of the transaction and (vii) such other information as any Holder may reasonably request to facilitate their decision as to whether or not to exercise the rights granted by this Section 3.03.
                                         ------------

          (b) Any Holder receiving the Notice of Sale may elect to participate in the contemplated sale or transfer by exercising its right to co-sell its Capital Stock of the Company pursuant to Section 3.03(c). Such rights may
                                              ---------------
     be exercised in the sole discretion of such Holder by delivering a written notice (each, an "Election Notice") to the Company and the Selling
                       ---------------
     Shareholder within ten (10) Business Days after receipt of the applicable Notice of Sale stating the election of such Holder to exercise its right of co-sale pursuant to Section 3.03(c).
                         ---------------

          (c) Each Holder (excluding the Selling Shareholder) may elect to sell or to transfer in the contemplated transaction up to the total of the number of shares of Capital Stock of the Company then held by it. Promptly after the receipt of an Election Notice exercising such right, the Selling Shareholder will use its commercially reasonable best efforts to cause the Buyer to amend its offer so as to provide for the Buyer's purchase, upon the same terms and conditions as those contained in the Notice of Sale, of all of the shares of Capital Stock of the Company elected to be sold in such Election Notices (the "Co-Sell Shares"). If the Buyer is unwilling to
                                 --------------
     amend its offer to purchase all of the Co-Sell Shares in addition to the shares of Capital Stock described in the related Notice of Sale and if the Selling Shareholder desires to proceed with the sale, then the total number of shares that such Buyer is willing to purchase will be allocated to the Selling

     Shareholder and each Holder having given an Election Notice exercising its right pursuant to this Section 3.03(c) (collectively, the "Co-Sellers") in
                            ---------------                     ----------
     proportion to the aggregate number of shares of Capital Stock of the Company held by each such Person; provided, however, that no such Person
                                       --------  -------
     will be so allocated a number of shares greater than the number of shares that it has sought to sell or to transfer to such Buyer in the related Notice of Sale or Election Notice. All Capital Stock sold or transferred by the Selling Shareholder and the Co-Sellers with respect to a single Notice of Sale will be sold or transferred to the Buyer in a single closing on the terms described in such Notice of Sale, and each such share will receive the same per share consideration. If, for whatever reason, the Buyer declines to purchase any shares from any Holder delivering an Election Notice, then the Selling Shareholder will not be permitted to sell or to transfer any shares of Capital Stock to such Buyer.

           (d) No Prejudice to Put Option. Nothing contained in Section 3.02 or
               --------------------------                       ------------
     3.03 above shall limit, impair or restrain in any way the rights of any
     ----
     Holder to exercise the Put Option under any of the circumstances described in Article V of the Purchase Agreement, except with respect to Co-Sell Shares elected to be sold by a Holder pursuant to Section 3.03(c).
                                                       ---------------

     3.04 Sales to Related Parties. No sale or transfer of shares of Capital
          ------------------------
Stock of the Company by any Holder to a Related Party of any Holder will be subject to the provisions of Section 3.02 or 3.03, provided that such Related
                             ------------    ----
Party first agrees to assume the obligations of such Holder (without relieving such Holder of any obligations under this Agreement) under this Agreement with respect to the shares of Capital Stock of the Company thereby acquired by it and to be bound by the same terms and conditions that apply to such Holder under this Agreement, the Amended and Restated Articles and the Purchase Agreement, in each case pursuant to a written instrument in a form and substance satisfactory to the other Holders.

                                   Article IV
                                Pull-Along Rights

     Subject to the provisions of Article III, if, prior to a Qualified Public
                                  -----------
Offering, the holders of fifty percent (50%) or more of the total Capital Stock of the Company elect to sell all of their shares of Capital Stock of the Company in a bona fide sale to a third party that is not an Affiliate, Subsidiary or Related Party of the Company or such holders (such selling shareholders being hereinafter referred to as the "Initiating Shareholders") on Acceptable
                                -----------------------
Pull-Along Sale Terms, then all Non-Selling Shareholders shall be obligated to sell all of the Capital Stock of the Company then held by Non-Selling Shareholders in such sale (each, a "Pull-Along Sale"); provided, however, that
                                    ---------------    --------  -------
not less than thirty (30) days prior to the date such Pull-Along Sale is to take place (the "Pull-Along Sale Date"), the Initiating Shareholders shall deliver a
            --------------------
written notice (each, a "Pull-Along Sale Notice") to the Company and each
                         ----------------------
Non-Selling Shareholder, which Pull-Along Sale Notice shall state that a Pull-Along Sale is to take place and shall set forth the identity of the Buyer and the terms of the proposed Pull-Along Sale (including the date of the proposed sale and the purchase price per share of Capital Stock of the Company). On the Pull-Along Sale Date and so long as the Pull-Along Sale remains on Acceptable Pull-Along Sale Terms, at the time and place designated in the Pull-Along Sale Notice, the Initiating

Shareholders and each Non-Selling Shareholder shall deliver to the Buyer certificates representing the number of shares of Capital Stock of the Company desired or required to be sold by them pursuant to this Article IV, each such
                                                        ----------
certificate to be properly endorsed for transfer, against payment therefor by certified check or wire transfer of immediately available funds to such accounts as the Initiating Shareholders and each Non-Selling Shareholder shall specify in writing. All Capital Stock of the Company sold or transferred by the shareholders of the Company with respect to a Pull-Along Sale will be sold or transferred in a single closing on the terms described in such Pull-Along Sale Notice, and all Capital Stock of the Company sold by the Non-Selling Shareholders in any Pull-Along Sale will receive the same per share consideration as the Capital Stock of the Company sold by the Initiating Shareholder.

                                    Article V
                                    Directors

     5.01 Voting Agreement. To ensure compliance with this Article V, each
          ----------------                                 ---------
Holder hereby irrevocably covenants and agrees to vote, or to give or to withhold consent with respect to, all shares of Capital Stock of the Company now owned or later acquired by such Holder, all in accordance with the terms of this
Article V. The agreement to vote contained in this Article V will expire on the
---------                                          ---------
earlier to occur of (a) the day prior to the maximum period permitted under applicable law or (b) the last date on which any Holder ceases to hold any Capital Stock of the Company. A counterpart of this Agreement will be deposited with the Company at its principal place of business or registered office and will be subject to the same right of examination by a shareholder of the Company, in person or by agent or attorney, as are the books and records of the Company.

     5.02 Board Observation and Membership. The Company will deliver to each
          --------------------------------
Purchaser, each Holder Observer and to each Holder Representative (a) a certified copy of all materials distributed at or prior to all meetings of the Board of Directors, certified as true and accurate by the Secretary of the Company, promptly following each such meeting and (b) a certified copy of the minutes of each of the meetings of the Board of Directors, certified as true and accurate by the Secretary of the Company, as soon as available but in any event promptly following the end of the next subsequent regular meeting of the Board of Directors. The Company will permit each Holder, at all times during which such Holder owns any Capital Stock of the Company, to designate, by written notice, one (1) Person to attend and to observe all meetings of the Board of Directors (each, a "Holder Observer"). The Board of Directors shall consist of
                    ---------------
five (5) members. For so long as NTOF owns any Capital Stock of the Company, NTOF shall have, subject to the immediately succeeding sentence, the right to designate three (3) such members to serve on such Board of Directors (the "NTOF
                                                                           ----
Directors"). For so long as any Hancock Entity owns any Capital Stock of the
---------
Company, such Hancock Entities shall have the right, upon written notice to NTOF, to designate one (1) member to serve on the Board of Directors (the "Hancock Director" and together with the NTOF Directors, collectively, the
 ----------------
"Holder Representatives" and individually, a "Holder Representative"); provided,
 ----------------------                       ---------------------    --------
however, that at all times prior to the Hancock Entities giving such written
-------
notice to NTOF, NTOF shall have the right to designate an additional member to the Board of Directors. In addition, the holders of Common Stock other than Purchasers shall be entitled to elect one (1) director of the Company (the "Independent Director"). The Company will (x) provide each Holder Observer and
 --------------------
each

Holder Representative notice of all meetings of the Board of Directors not less than five (5) Business Days in advance, except that (i) if longer advance notice is given to any member of the Board of Directors, then the same advance notice will be given to each Holder Observer and each Holder Representative and (ii) if exceptional circumstances arise that make it prudent for a special meeting of the Board of Directors to be called on less than five (5) Business Days' notice, then such meeting may be called with such notice as may be reasonable at the time, and the earliest advance notice given to any member of the Board of Directors will be given to each Holder Observer and each Holder Representative and (y) provide to each Holder Observer and each Holder Representative a copy of all materials distributed at such meetings. Such meetings shall be held in person at least every two months (unless otherwise agreed to by the Holders), and shall be called by the Chief Executive Officer of the Company at any time upon the request of a Holder Representative on up to four (4) additional occasions per calendar year on seven (7) calendar days' actual notice to the Company. Any Holder may change its Holder Observers and/or Holder Representatives, as the case may be, by written notice to the Company and each other Holder. The Company shall reimburse each Holder Observer and each Holder Representative for all reasonable expenses incurred in connection with traveling to and from such meetings and attending such meetings.

     5.03 Board of Directors.
          ------------------

     (a)  So long as the provisions of this Article V remain in effect and in
                                            ---------
accordance with provisions of Section 5.02 of this Agreement and Section 2.4 of
                              ------------
the Certificate of Designation, each Holder will vote, or give or withhold consent with respect to, all shares of Capital Stock of the Company now owned or later acquired by such party so that at all times the Persons designated to serve as members of the Board of Directors by the Holders pursuant to the provisions of this Article V will be elected and remain members of the Board of
                   ---------
Directors; provided, however, that the Holders will not have any obligation to
           --------  -------
designate, or to cause any individual to serve as, a Holder Representative. No director designated by any Holder or Holders pursuant to the provisions of this
Article V may be removed from the Board of Directors by any party to this
---------
Agreement without the prior written consent of such Holder or Holders, as applicable. Any Holder may, at any time, terminate its rights under this Article
                                                                         -------
V by providing written notice of such termination to the Company and each other
-
Holder.

     (b) If any director elected to the Board of Directors after being designated as a candidate for membership by the Persons entitled to designate candidates pursuant to this Article V dies, resigns, is removed or otherwise
                            ---------
ceases to serve as a member of the Board of Directors, then the Company shall give notice thereof to the Person entitled to designate such candidate, and such Person shall promptly designate a successor and notify the Board of Directors of its selection, and the Board of Directors shall act promptly to fill the vacancy with such designee in accordance with the Company's bylaws and applicable law; provided, however, that no director designated as a candidate for membership by
--------  -------
any Holder or Holders pursuant to the provisions of this Article V may be
                                                         ---------
removed by any party to this Agreement without the prior written consent of such Holder or Holders, as applicable.

     (c) Within five (5) days after a record date is set for any annual meeting for the election of directors or for the mailing of any consent solicited for such purpose, the Secretary of the Company shall notify each Person entitled to designate candidates pursuant to the terms hereof of the upcoming election and anticipated date thereof and shall request that each Person entitled to designate candidates take all necessary action to designate its candidate(s). Each Person entitled to designate candidates pursuant to the terms hereof shall notify the Secretary of the Company at least ten (10) days before such election of such Person's respective candidate(s). A failure by a Person entitled to designate candidates pursuant to the terms hereof to provide such notification shall be deemed to be a designation by such Person of the same candidates, if any, as were last designated by such Person. Any designation pursuant to this Section 5.03(c)
                                                            ---------------
shall be made in writing.

     (d) The parties hereto hereby agree to cast their votes for, or to give their written consent to, the removal of a member of the Board of Directors at any time upon receipt of instructions in writing to such effect signed by the Person entitled to designate that member pursuant to the terms hereof.

     (e) The Board of Directors shall have no right to fill any vacancy on the Board of Directors for which any Person has the right to designate a candidate pursuant to the terms hereof unless such vacancy is filled by the designee of the Person having the right to so designate such director.

     (f) All rights granted to all Holders pursuant to the provisions of this
Article V shall expire upon the consummation of a Qualified Public Offering.
---------

                                   Article VI
              Personal Gain on Sale Transaction; Unlocking Proposal

     6.01 Personal Gain on Sale Transaction. The Company shall not enter into
          ---------------------------------
any Sale Transaction if any Person will receive any Excess Compensation in connection with such Sale Transaction unless, in connection with and as a condition to such Sale Transaction, proper provision is made such that the Buyer in such Sale Transaction agrees to pay to each Holder an amount equal to the amount of such Excess Compensation times such Holder's proportionate ownership interest in the Company (on a fully-diluted basis).

     6.02 Unlocking Proposal. If the Company receives an Unlocking Proposal,
          ------------------
then the Company shall promptly give notice of such proposal to each Holder, including in such notice the terms and conditions of such proposal and any other information material to an evaluation of such proposal. On or after the first date on which a Holder may exercise the Put Option pursuant to the provisions of
Article V of the Purchase Agreement, if the Company receives any Unlocking Proposal and if, within thirty (30) days after receipt of notice of such proposal, any Holder notifies the Company that such Holder desires to accept the Unlocking Proposal, then either (i) the Company shall accept the Unlocking Proposal within thirty (30) days of receipt of such Holder's notice and shall use good faith and commercially reasonable efforts to consummate the transactions described in the Unlocking Proposal or (ii) if the Company fails to accept the Unlocking Proposal within such 30-day period, then such Holder shall have the right, exercisable by written notice to the Company within thirty (30) days after expiration of the first 30-day period, to require the Company to purchase all of the Capital Stock of the Company owned by such Holder for cash (the "Unlocking Put"), and the Company hereby
                                    -------------
agrees to make such purchase and payment. The purchase price in the Unlocking Put shall be the value of the applicable Capital Stock of the Company based upon the amount that would have been paid to such Holder if the Unlocking Proposal had been accepted. Such Holder shall select a settlement date and shall set forth such date in its notice to the Company, which date shall be not earlier than ten (10) days nor later than sixty (60) days after the date of such notice. On such settlement date, upon surrender any certificates evidencing the applicable shares of Capital Stock of the Company, the Company shall pay the purchase price to such Holder in immediately available funds by the method specified in such Holder's notice.

                                   Article VII
                         Representations and Warranties

     7.01 Representations and Warranties of the Company. The Company, to the
          ---------------------------------------------
same extent set forth in the Purchase Agreement, hereby represents and warrants to the Purchasers that each of the representations and warranties of the Company set forth in Section 7.01 of the Purchase Agreement, all of which are hereby
             ------------
incorporated herein by reference, is true and correct on and as of the date hereof as if made herein.

     7.02 Representations and Warranties of the Purchasers. Each Purchaser
          ------------------------------------------------
hereby represents and warrants to the Company that each of the representations and warranties of such Purchaser set forth in Section 7.02 of the Purchase
                                              ------------
Agreement, all of which are hereby incorporated herein by reference, is true and correct on and as of the date hereof as if made herein.

                                  Article VIII
                                    Covenants

     The Company hereby covenants and agrees that, for the applicable time periods set forth in the Purchase Agreement, the Company shall comply with any and all covenants and agreements set forth in Article VIII of the Purchase Agreement, all of which covenants and agreements are hereby incorporated herein by reference.

                                   Article IX
                                  Miscellaneous

     9.01 Indemnification. In addition to any other rights or remedies to which
          ---------------
the Purchasers and all other Holders may be entitled, the Company agrees to and will indemnify and hold harmless each Purchaser, each other Holder and each of their respective Affiliates (other than the Company or any Subsidiary), successors, assigns, officers, directors, employees, attorneys and agents (individually and collectively, an "Indemnified Party") from and against any and
                                    -----------------
all losses, claims, obligations, liabilities, deficiencies, diminutions in value, penalties, causes of action, damages, costs and expenses (including, without limitation, costs of investigation and defense and attorneys' fees and expenses), including, without limitation, those arising out of the sole or contributory negligence of any Indemnified Party (but excluding the gross negligence or willful misconduct of such Indemnified Party), that any Indemnified Party may suffer, incur or be responsible for, arising or resulting from (a) any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of the Company under this Agreement, the Purchase Agreement, the Amended and Restated Articles or any other agreement to which the Company is a party in connection with the transactions contemplated hereby or thereby or (b) any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by the Company to the Purchasers or any other Holder under this Agreement, the Purchase Agreement or the Amended and Restated Articles.

     9.02 Equitable Relief. It is agreed that a violation by any party of the
          ----------------
terms of this Agreement cannot be adequately measured or compensated in money damages and that any breach or threatened breach of this Agreement by a party to this Agreement would do irreparable injury to the nonbreaching party. It is, therefore, agreed that, in the event of any breach or threatened breach by a party to this Agreement of the terms and conditions set forth in this Agreement, the nondefaulting party will be entitled, in addition to any and all other rights and remedies that it may have in law or in equity, to apply for and to obtain injunctive relief requiring the defaulting party to be restrained from any such breach, or threatened breach, or to refrain from a continuation of any actual breach.

     9.03 Integration and Amendments. This Agreement, the Purchase Agreement and
          --------------------------
the Amended and Restated Articles constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all previous written, and all previous or contemporaneous oral, negotiations, understandings, arrangements, and agreements. This Agreement may not be amended or supplemented except by a writing signed by the Company and all Holders.

     9.04 Headings. The headings in this Agreement are for convenience and
          --------
reference only and are not part of the substance of this Agreement. References in this Agreement to Sections and Articles are references to the Sections and Articles of this Agreement unless otherwise specified.

     9.05 Severability. The parties to this Agreement expressly agree that it is
          ------------
not their intention to violate any public policy, statutory or common law rules, regulations or decisions of any governmental or regulatory body. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such policy, rule, regulation or decision, then the provision, section, sentence, word, clause or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause or combination thereof as may be valid and consistent with the intent of the parties under this Agreement), and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

     9.06 Notices. Whenever it is provided herein that any notice, demand,
          -------
request, consent, approval, declaration or other communication be given to or served upon any of the parties by another, such notice, demand, request, consent, approval, declaration or other communication will be in writing and will be deemed to have been validly served, given or delivered (and "the date of such notice" or words of similar effect will mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon receipt thereof (whether by non-certified mail, telecopy, telegram, express delivery or otherwise), whichever is earlier, and addressed to the party to be notified as follows:

     If to NTOF, at:                 North Texas Opportunity Fund LP
                                     13355 Noel Road, Suite 2210
                                     Dallas, Texas 75240
                                     Attn: Arthur W. Hollingsworth
                                     Fax: (972) 702-7391

     with courtesy copies to:        Patton Boggs LLP
                                     2001 Ross Avenue, Suite 3000
                                     Dallas, Texas 75201
                                     Attn: R. Jeffery Cole, Esq.
                                     Fax: (214) 758-1550

If to the Hancock Entities, at       John Hancock Life Insurance Company
                                     3030 LBJ Freeway, Suite 240
                                     Dallas, Texas 75234
                                     Attn: William Hasson
                                     Fax: (972) 404-3003

                                     and

                                     John Hancock Life Insurance Company
                                     200 Clarendon Street
                                     Boston, Massachusetts 02117
                                     Attn: Pamela Memishian (T30)
                                     Fax: (617) 572-9269

                                     and

                                     John Hancock Life Insurance Company
                                     200 Clarendon Street
                                     Boston, Massachusetts 02117
                                     Attn: David Johnson (T57)
                                     Fax: (617) 572-1165

     with courtesy copies to:        Bingham Dana LLP
                                     One State Street
                                     Hartford, Connecticut 06103
                                     Attn: Thomas F. O'Connor, Esq.
                                     Fax: (860) 240-2800

     If to the Company, at           Fresh America Corp.
                                     6600 LBJ Freeway, Suite 180
                                     Dallas, Texas 75240
                                     Attn: Chief Executive Officer
                                     Fax: (972) 774-0515

     with courtesy copies to:        Vinson & Elkins, L.L.P.
                                     2001 Ross Avenue, Suite 3700
                                     Dallas, Texas 75201-2975
                                     Attn: Alan Bogdanow
                                     Fax: (214) 220-7716

or to such other address as each party may designate for itself by like notice. Notice to any Holder other than the Purchasers will be delivered as set forth above to the address shown on the stock register of the Company unless such Holder has advised the Company in writing of a different address to which notices are to be sent under this Agreement.

     Failure or delay in delivering the courtesy copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies of the actual notice will in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

     No notice, demand, request, consent, approval, declaration or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

     9.07 Successors. Subject to the other provisions of this Agreement, this
          ----------
Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     9.08 Remedies. The failure of any party to enforce any right or remedy
          --------
under this agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced.

     9.09 Survival. All representations, warranties and covenants made by any
          --------
party in this Agreement or in any certificate or other instrument delivered by such party or on its behalf under this Agreement will be considered to have been relied upon by the party to which it is delivered, regardless of any investigation made by such party or on its behalf. All statements in any such certificate or other instrument will constitute representations warranties under this Agreement.

     9.10 Fees. The Company shall pay to each Holder promptly upon demand the
          ----
full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include reasonable outside counsel fees), expended or incurred by such Holder in connection with (a) the negotiation and preparation of this Agreement, the Holders' continued administration hereof, and the preparation of any amendments and waivers hereto, (b) the enforcement of each Holder's rights and/or the collection of any amounts which become due to any Holder under this Agreement, and (c) the prosecution or defense of any action in any way related to this Agreement, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by any Holder or any other person) relating to the Company or any other person or entity.

         9.11 Counterparts. This Agreement may be executed in one or more
              ------------
counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument.

         9.12 Other Business. It is understood and accepted that the Purchasers
              --------------
and their respective Affiliates have interests in other business ventures that may be in conflict with the activities of the Company and that nothing in this Agreement will limit the current or future business activities of such parties whether or not such activities are competitive with those of the Company. The Company hereby agrees that all business opportunities in any field substantially related to the business of the Company will be pursued exclusively through the Company.

         9.13 Choice of Law. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED, AND
              -------------
ACCEPTED BY THE PARTIES, AND WILL BE DEEMED TO HAVE BEEN MADE, IN THE STATE OF TEXAS AND WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF TEXAS APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN, WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

         9.14 Nominees for Beneficial Owners. If any Registrable Securities are
              ------------------------------
held by a nominee for the beneficial owner of such Registrable Securities, then the beneficial owner of Registrable Securities may, at its election, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, then the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Registrable Securities.

         9.15 Fiduciary Duties. The Company acknowledges and agrees that, for so
              ----------------
long as a Purchaser own any Warrants or Shares, (a) the officers and directors of the Company will owe the same duties (fiduciary and otherwise) to such Purchaser as are owed to a shareholder of the Company and (b) such Purchaser will be entitled to all rights and remedies with respect to such duties or that are otherwise available to a shareholder of the Company under the TBCA.

         9.16 Duties Among Holders. Each Holder agrees (i) that no other Holder
              --------------------
will by virtue of this Agreement be under any fiduciary or other duty to give or to withhold any consent or approval under this Agreement or to take any other action or omit to take any action under this Agreement and (ii) that each other Holder may act or refrain from acting under this Agreement as such other Holder may, in its discretion, elect.

         9.17 Confidentiality. Each Holder agrees to keep confidential any
              ---------------
information delivered by the Company to such Holder pursuant to this Agreement; provided, however, that nothing in this Section 9.17 will prevent such Holder
--------  -------                       ------------
from disclosing such information (a) to any Affiliate of such Holder or any actual or potential purchaser, participant, assignee or transferee of such Holder's rights or obligations hereunder that agrees to be bound by the terms of this Section 9.17, (b) upon order of any court or administrative agency, (c)
     ------------
upon the request or demand of any regulatory agency or authority having jurisdiction over such Holder, (d) that is in the public domain, (e) that has been obtained from any Person that is not a party to this Agreement or an Affiliate of any such party without breach by such Person of a confidentiality obligation known to such Holder, (f) in connection with the exercise of any remedy under this Agreement or (g) to the certified public accountants or attorneys for such Holder. The Company agrees that such Holder will be presumed to have met its obligations under this Section 9.17 to the extent that it
                                       ------------
exercises the same degree of care with respect to information provided by the Company as it exercises with respect to its own information of similar character. Upon the request by the Company in connection with the delivery to any Holder Observer of information required to be delivered to such Holder Observer under Section 5.02 of this Agreement, such Holder Observer will enter
               ------------
into an agreement with the Company embodying the provisions of this Section 9.17
                                                                    ------------
and otherwise reasonably satisfactory to the Company and such Holder Observer.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written, to be effective for all purposes as of the Closing Date.

                                   THE COMPANY:

                                   FRESH AMERICA CORP.


                                   By:      /s/ Cheryl A. Taylor
                                        ----------------------------------------
                                   Name:    Cheryl A. Taylor
                                   Title:   Chief Financial Officer

                                   NTOF:

                                   NORTH TEXAS OPPORTUNITY FUND LP

                                   By: North Texas Opportunity Fund Capital Partners LP, its general partner

                                            By:      NTOF LLC, its general
                                                     partner


                                            By:      /s/ Arthur W. Hollingsworth
                                               ---------------------------------
                                                     Arthur W. Hollingsworth
                                                     Manager

                                    HANCOCK ENTITIES:

                                    JOHN HANCOCK LIFE INSURANCE COMPANY


                                    By:      /s/ Marlene J. DeLeon
                                         ---------------------------------------
                                    Name:    Marlene J. DeLeon
                                           -------------------------------------
                                    Title:   Director
                                            ------------------------------------


                                    JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY


                                    By:      /s/ Marlene J. DeLeon
                                         ---------------------------------------
                                    Name:    Marlene J. DeLeon
                                           -------------------------------------
                                    Title:   Authorized Signatory
                                            ------------------------------------


                                    SIGNATURE 1A (CAYMAN), LTD.
                                    By:  John Hancock Life Insurance Company,
                                    Portfolio Advisor


                                    By:      /s/ Marlene J. DeLeon
                                         ---------------------------------------
                                    Name:    Marlene J. DeLeon
                                           -------------------------------------
                                    Title:   Director
                                            ------------------------------------


                                    SIGNATURE 3 LIMITED
                                    By:  John Hancock Life Insurance Company,
                                    Portfolio Advisor


                                    By:      /s/ David E. Johnson
                                       -----------------------------------------
                                    Name:    David E. Johnson
                                           -------------------------------------
                                    Title:   Managing Director
                                           -------------------------------------

                                INVESTORS PARTNER LIFE INSURANCE COMPANY


                                By:      /s/ Marlene J. DeLeon
                                     ---------------------------------------
                                Name:    Marlene J. DeLeon
                                       -------------------------------------
                                Title:   Authorized Signatory
                                        ------------------------------------